Exhibit 99.1

CONTACTS:

Investors:	Bernie Hertel, Inovio Pharmaceuticals, 858-410-3101, bhertel@inovio.com
Media:	Jeff Richardson, Inovio Pharmaceuticals, 267-440-4211, jrichardson@inovio.com

Inovio Pharmaceuticals to Independently Develop Prostate Cancer

Immunotherapy; Will Maintain Collaboration and License Agreement

with Roche for Inovio’s Hepatitis B Immunotherapy

PLYMOUTH MEETING, Pa. – November 17, 2014 – Inovio Pharmaceuticals, Inc. (NASDAQ: INO) announced today the company and Roche have terminated their 2013 collaboration, option, and license agreement to co-develop INO-5150, Inovio’s DNA immunotherapy targeting prostate cancer, as well as their research collaboration in prostate cancer. All of Roche’s rights to INO-5150, including the right to license the product to other parties, will be returned to Inovio. Inovio plans to independently advance INO-5150 into a phase I clinical trial in the first half of 2015.

Inovio and Roche will continue to collaborate and co-develop Inovio’s DNA immunotherapy (INO-1800) against hepatitis B virus under their existing license agreement. The partnership is on track to move INO-1800 collaboratively into a phase I study in 2015.

Dr. J. Joseph Kim, Inovio’s president & CEO, said, “The Inovio/Roche partnership will continue to thrive focusing on the development of INO-1800 for the treatment of hepatitis B. In addition to recently demonstrating clinical efficacy and the ability to induce potent antigen specific CD8+ T cell responses in our VGX-3100 phase II study, Inovio will be moving a broad portfolio of immuno-oncology products through development, including INO-3112 (head/neck and cervical cancers), INO-1400 (breast, lung and pancreatic cancers) and INO-5150 (prostate cancer). We believe that these products along with pre-phase III VGX-3100 will further our growth and represent opportunities for additional value-adding partnerships.”

About INO-5150 for Prostate Cancer

Inovio’s dual-antigen synthetic DNA immunotherapy (INO-5150) targets prostate-specific membrane antigen (PSMA) and prostate-specific antigen (PSA). A study in monkeys showed that vaccination with INO-5150 generated strong and robust T-cell immune responses that were the highest generated by a PSA-targeting immunotherapy in animal studies and were similar to the immune responses generated by VGX-3100, Inovio’s phase II-completed HPV immunotherapy that generated best-in-class T-cell responses.

Inovio’s SynCon® DNA vaccine for prostate cancer was designed with PSA and PSMA synthetic consensus immunogens based on human and macaque sequences, resulting in amino acid sequences that differ slightly from the native human protein. In humans, this novel approach is utilized to help the body’s immune system recognize cancerous cells created in the body as ‘foreign’, overcoming the body’s self-tolerance of these cells and mounting an immune response to clear them.

About INO-1800 for Hepatitis B

Inovio has reported preclinical data showing its hepatitis B vaccine (INO-1800) generated strong T-cell and antibody responses that led to the elimination of targeted liver cells in mice. These results indicate this DNA immunotherapy’s potential to treat hepatitis B infection and prevent further development of the infection into liver cancer in humans.

In a preclinical study, researchers found the vaccine-specific T-cells exhibited a killing function, and could migrate to and stay in the liver and cause clearance of target cells without evidence of liver injury. This was the first study to provide evidence that intramuscular immunization can induce killer T-cells that can migrate to the liver and eliminate target cells.

About Inovio

Inovio is revolutionizing the fight against cancer and infectious diseases. Our immunotherapies uniquely activate best-in-class immune responses to prevent and treat disease, and have shown clinically significant efficacy with a favorable safety profile. With an expanding portfolio of cancer immunotherapies and clinical studies, the company is advancing a growing product pipeline. Partners and collaborators include Roche, MedImmune, the University of Pennsylvania, DARPA, Drexel University, NIH, HIV Vaccines Trial Network, National Cancer Institute, U.S. Military HIV Research Program, US Dept. of Homeland Security, and University of Manitoba. For more information, visit www.inovio.com.

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This press release contains certain forward-looking statements relating to our business, including our plans to develop electroporation-based drug and gene delivery technologies and DNA vaccines, our expectations regarding our research and development programs and our capital resources. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials and product development programs (including, but not limited to, the fact that pre-clinical and clinical results referenced in this release may not be indicative of results achievable in other trials or for other indications, that the studies or trials may not be successful or achieve the results desired, including safety and efficacy for VGX-3100, that pre-clinical studies and clinical trials may not commence or be completed in the time periods anticipated, that results from one study may not necessarily be reflected or supported by the results of other similar studies and that results from an animal study may not be indicative of results achievable in human studies), the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA vaccines, our ability to support our broad pipeline of SynCon® active immune therapy and vaccine products, our ability to advance our portfolio of immune-oncology products independently, including INO-5150, and to commence a phase I clinical trial for INO-5150 in the first half of 2015, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by the company or its collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that the company and its collaborators hope to develop, our ability to enter into partnerships in conjunction with our research and development programs, evaluation of potential opportunities, issues involving product liability, issues involving patents and whether they or licenses to them will provide the company with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether the company can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of the company’s technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2013, our Form 10-Q for the quarter ended September 30, 2014, and other regulatory filings from time to time. There can be no assurance that any product in Inovio’s pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate.